SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – June 18, 2008

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24341	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bala Plaza, Suite 300 Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

(610) 660-7817

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 18, 2008, Central European Distribution Corporation (the “Company”) filed a Prospectus Supplement pursuant to Rule 424(b)(3) (Registration No. 333-149487) with the Securities and Exchange Commission (the “SEC”) for the public offering of 3,125,000 shares of common stock of the Company (the “Prospectus Supplement”). The Prospectus Supplement contained updates to disclosure contained in certain previously filed information as set forth below.

Unless otherwise indicated or unless the context requires otherwise, the terms “we,” “us” and “our” refer to the Company. Capitalized terms not otherwise defined in this document have the meaning set forth in the Prospectus Supplement.

The following disclosure updates the disclosure contained in “Part I – Item 1A. Risks Related To Our Business” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008 (the “2007 Form 10-K”). The following is taken directly from the Prospectus Supplement.

Risks related to our business

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

The alcoholic beverages distribution industry in Poland is intensely competitive. The principal competitive factors in that industry include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product.

With respect to individual customers, we face significant competition from various regional distributors, who compete principally on price, in regions where our distribution centers and satellite branches are located. The effect of this competition could adversely affect our results of operations. The majority of alcohol sales in Poland are still made through traditional trade outlets, however, the hypermarket and supermarket chains continue to grow their share of the trade in Poland. Traditional trade outlets typically provide us with higher margins from sales as compared to hypermarkets and supermarket chains. There is a risk that the expansion of hypermarkets and supermarket chains will continue to occur in the future, thus reducing the margins that we may derive from sales to the traditional trade, where we as of December 31, 2007 distribute approximately 32% of our products. This margin reduction, however, will be partially offset by lower distribution costs due to bulk deliveries associated with sales to the modern trade.

We face competition from various producers in the vodka production industry. We compete with other alcoholic and nonalcoholic beverages for consumer purchases in general, as well as shelf space in retail stores, restaurant presence and distributor attention. In Poland, vodka production is dominated by five local companies that control approximately 81% of the market.

Our results are linked to economic conditions and shifts in consumer preferences, including a reduction in the consumption of alcoholic beverages.

Our results of operations are affected by the overall economic trends in Poland and Russia, the level of consumer spending, the rate of taxes levied on alcoholic beverages and consumer confidence in future economic conditions. In periods of economic slowdown, consumer purchase decisions may be increasingly affected by price considerations, thus creating negative pressure on the sales volume and margins of many of our products. Reduced consumer confidence and spending may result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. A shift in consumer preferences or a reduction in sales of alcoholic beverages generally could have a material adverse effect on us.

Loss of key management would threaten our ability to implement our business strategy.

The management of future growth will require our ability to retain William Carey, our Chairman, Chief Executive Officer and President. William Carey, who founded our company, has been a key person in our ability to implement our business plan and grow our business. If William Carey were to leave us, our business could be materially adversely affected.

Changes in the prices of supplies and raw materials could have a material adverse effect on our business.

Price increases for raw materials used for vodka production may take place in the future, and our inability to pass on increases to our customers could reduce our margins and profits and have a material adverse effect on our business. In 2007, we completed construction of two rectification units, which came on line in the fourth quarter. In addition, we are currently constructing storage tanks that will store up to six months use of raw spirit. This will give us the flexibility to purchase raw spirit throughout the year at times when there are dips in raw spirit pricing. We expect these steps to help mitigate our exposure to price increases; however, we cannot assure you that shortages or increases in the prices of our supplies or raw materials will not have a material adverse effect on our financial condition and results of operations.

We are exposed to exchange-rate and interest rate movements that could adversely affect our financial results and comparability of our results between financial periods.

Our functional currencies are the Polish zloty and the Hungarian forint and, in connection with our recently completed and planned acquisitions in Russia, the Russian ruble. Our reporting currency, however, is the U.S. dollar, and the translation effects of fluctuations in exchange rates of our functional currencies into U.S. dollars may materially impact our financial condition and net income and may affect the comparability of our results between financial periods.

In addition, our senior secured notes and our convertible notes are denominated in euros and U.S. dollars, respectively, and have been on-lent to certain of our operating subsidiaries that have the Polish zloty as their functional currency. Movements in the exchange rate of the euro and U.S. dollar to Polish zloty could therefore increase the amount of cash, in Polish zloty, that must be generated in order to pay principal and interest on our senior secured notes and convertible notes. Similarly, as a result of the interest rate swap, we effectively pay variable interest on our senior secured notes. Consequently, we are exposed to changes in interest rates, on which our semi-annual coupons are calculated.

The impact of translation of our senior secured notes and convertible notes could have a materially adverse effect on our reported earnings. For example, a 1% change in the euro-Polish zloty exchange rate as compared to the exchange rate applicable on March 31, 2008, would result in an unrealized exchange pre-tax gain or loss of approximately $2.2 million per annum. A 1% change in the U.S. dollar-Polish zloty exchange rate as compared to the exchange rate applicable on March 31, 2008, would result in an unrealized exchange pre-tax gain or loss of approximately $2.7 million per annum.

Weather conditions may have a material adverse effect on our sales or on the price of grain used to produce spirits.

We operate in an industry where performance is affected by the weather. Changes in weather conditions may result in lower consumption of vodka and other alcoholic beverages than in comparable periods. In particular, unusually cold spells in winter or high temperatures in the summer can result in temporary shifts in customer preferences and decrease demand for the alcoholic beverages we produce and distribute. Similar weather conditions in the future may have a material adverse effect on our sales which could affect our financial condition and results of operations. In addition, inclement weather may affect the availability of grain used to produce raw spirit, which could result in a rise in raw spirit pricing that could negatively affect margins and sales.

We are subject to extensive government regulation; changes in or violations of law or regulations could materially adversely affect our business and profitability.

Our business of producing, importing and distributing alcoholic beverages is subject to extensive regulation by national and local Polish governmental agencies and European Union authorities. In addition, in connection with our recently completed and planned acquisitions in Russia, our business there is subject to extensive regulation by Russian authorities. These regulations and laws address such matters as licensing and permit requirements, competition and anti-trust matters, trade and pricing practices, taxes, distribution methods and relationships, required labeling and packaging, advertising, sales promotion and relations with wholesalers and retailers. Also, new regulations or requirements or increases in excise taxes, customs duties, income taxes, or sales taxes could materially adversely affect our business, financial condition and results of operations.

In addition, we are subject to numerous environmental and occupational, health and safety laws and regulations in Poland and Russia. We may also incur significant costs to maintain compliance with evolving environmental and occupational, health and safety requirements, to comply with more stringent enforcement of existing applicable requirements or to defend against challenges or investigations, even those without merit. Future legal or regulatory challenges to the industry in which we operate or to us or our business practices and arrangements could give rise to liability and fines, or cause us to change our practices or arrangements, which could have a material adverse effect on us, our revenues and our profitability.

Governmental regulation and supervision as well as future changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) that affect us, our competitors or our industry generally strongly influence our viability and how we operate our business. Complying with existing regulations is burdensome, and future changes may increase our operational and administrative expenses and limit our revenues. For example, we are currently required to have permits to produce, to import products, maintain and operate our warehouses, and distribute our products to wholesalers. Many of these permits, such as our general permit for wholesale trade, must be renewed when they expire. Although we believe that our permits will be renewed upon their expiration, there is no guarantee that such will be the case. Revocation or non-renewal of permits that are material to our business could have a material adverse affect on our business. Our permits could also be revoked prior to their expiration date due to nonpayment of taxes or violation of health requirements. Additionally, governmental regulatory and tax authorities have a high degree of discretion and may at times exercise this discretion in a manner contrary to law or established practice. Such conduct can be more prevalent in jurisdictions with less developed or evolving regulatory systems like Russia. Our business would be materially and adversely affected if there were any adverse changes in relevant laws or regulations or in their interpretation or enforcement. Our ability to introduce new products and services may also be affected if we cannot predict how existing or future laws, regulations or policies would apply to such products or service.

We may not be able to protect our intellectual property rights.

We own and license trademarks (for, among other things, our product names and packaging) and other intellectual property rights that are important to our business and competitive position, and we endeavor to protect them. However, we cannot assure you that the steps we have taken or will take will be sufficient to protect our intellectual property rights or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that third parties will not infringe on or misappropriate our rights, imitate our products, or assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in marks that are similar to ours or marks that we license and/or market. In some cases, there may be trademark owners who have prior rights to our marks or to similar marks. Moreover, Russia generally offers less intellectual property protection than in Western Europe or North America. We are currently involved in opposition and cancellation proceedings with respect to marks similar to some of our brands and other proceedings, both in the United States and elsewhere. If we are unable to protect our intellectual property rights against infringement or misappropriation, or if others assert rights in or seek to invalidate our intellectual property rights, this could materially harm our future financial results and our ability to develop our business.

Our import contracts may be terminated.

As a leading importer of major international brands of alcoholic beverages in Poland and Hungary, we have been working with the same suppliers in those countries for many years and either have verbal understandings or written distribution agreements with them. In addition, we have recently acquired distribution contracts in Russia through our acquisition of Whitehall. Where a written agreement is in place, it is usually valid for between one and five years and is terminable by either party on three to six months’ notice. However, our ability to continue to distribute imported products on an exclusive basis depends on factors which are out of our control, such as ongoing consolidation in the wine, beer and spirit industry worldwide, as a result of which producers decide from time to time to change their distribution channels, including in the markets in which we operate.

Although we believe we are currently in compliance with the terms and conditions of our import and distribution agreements, including our agreements obtained through our acquisition of Whitehall, there is no assurance that all our import agreements will continue to be renewed on a regular basis, or that, if they are terminated, we will be able to replace them with alternative arrangements with other suppliers.

Our results of operations and financial condition may be adversely affected if we undertake acquisitions of businesses that do not perform as we expect or that are difficult for us to integrate.

We expect to continue to implement our growth strategy, in part, by acquiring companies. At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, not all of which will be consummated. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our results of operations and financial condition may be affected by a number of factors, including: the failure of the acquired businesses to achieve the results we have projected in either the near or long term; the assumption of unknown liabilities; the fair value of assets acquired and liabilities assumed; the difficulties of imposing adequate financial and operating controls on the acquired companies and their management and the potential liabilities that might arise pending the imposition of adequate controls; the difficulties in integration of the operations, technologies, services and products of the acquired companies; and the failure to achieve the strategic objectives of these acquisitions.

Acquisitions in rapidly developing economies, such as Russia, involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks, and the particular economic, political, and regulatory risks associated with specific countries.

Future acquisitions or mergers may result in a need to issue additional equity securities, spend our cash, or incur debt, liabilities, or amortization expenses related to intangible assets, any of which could reduce our profitability and harm our business.

Sustained periods of high inflation in Russia may materially adversely affect our business there.

Russia has experienced periods of high levels of inflation since the early 1990s. Despite the fact that inflation has remained relatively stable in Russia during the past few years, our profit margins from our Russian business could be adversely affected if we are unable to sufficiently increase our prices to offset any significant future increase in the inflation rate. Inflationary pressure in Russia could materially adversely affect our Russian business and thereby have a material adverse effect on the financial condition and results of operations of our company.

The developing legal system in Russia creates a number of uncertainties that could adversely affect our Russian business.

Russia is still developing the legal framework required to support a market economy, which creates uncertainty relating to our Russian business. Prior to our recent acquisitions in Russia, we did not have experience operating there, which could increase our vulnerability to the risks relating to these uncertainties. Risks related to the developing legal system in Russia include:

•	inconsistencies between and among the Constitution, federal and regional laws, presidential decrees and governmental, ministerial and local orders, decisions, resolutions and other acts;

•	conflicting local, regional and federal rules and regulations;

•	the lack of judicial and administrative guidance on interpreting legislation;

•	the relative inexperience of judges and courts in interpreting legislation;

•	the lack of an independent judiciary;

•

a high degree of discretion on the part of governmental authorities, which could result in arbitrary or selective actions against us, including suspension or termination of licenses we need to operate in Russia;

•	poorly developed bankruptcy procedures that are subject to abuse; and

•	incidents or periods of high crime or corruption that could disrupt our ability to conduct our business effectively.

The recent nature of much of Russian legislation, the lack of consensus about the scope, content and pace of economic and political reform and the rapid evolution of this legal system in ways that may not always coincide with market developments place the enforceability and underlying constitutionality of laws in doubt and result in ambiguities, inconsistencies and anomalies. Any of these factors could adversely affect our Russian business.

An unpredictable tax system in Russia gives rise to significant uncertainties and risks that complicate our tax planning and decisions relating to our Russian business.

The tax system in Russia is unpredictable and gives rise to significant uncertainties, which complicate our tax planning and decisions relating to our Russian business. Tax laws in Russia have been in force for a relatively short period of time as compared to tax laws in more developed market economies and we have less experience operating under Russian tax regulations than those of other countries.

Russian companies are subject to a broad range of taxes imposed at the federal, regional and local levels, including but not limited to value added tax, excise duties, profit tax, payroll-related taxes, property taxes, taxes or other liabilities related to transfer pricing and other taxes. Russia’s federal and local tax laws and regulations are subject to frequent change, varying interpretations and inconsistent or unclear enforcement. It is not uncommon for differing opinions regarding legal interpretation to exist both between companies subject to such taxes and the ministries and organizations of the Russian government and between different branches of the Russian government such as the Federal Tax Service and its various local tax inspectorates, resulting in uncertainties and areas of conflict. Tax declarations are subject to review and investigation by a number of tax authorities, which are enabled by law to impose penalties and interest charges. The fact that a tax declaration has been audited by tax authorities does not bar that declaration, or any other tax declaration applicable to that year, from a further tax review by a superior tax authority during a three-year period. As previous audits do not exclude subsequent claims relating to the audited period, the statute of limitations is not entirely effective. In some instances, even though it may potentially be considered unconstitutional, Russian tax authorities have applied certain taxes retroactively. Within the past few years the Russian tax authorities appear to be taking a more aggressive position in their interpretation of the legislation and assessments, and it is possible that transactions and activities that have not been challenged in the past may be challenged. As a result, significant additional taxes, penalties and interest may be assessed. In addition, our Russian business is and will be subject to periodic tax inspections that may result in tax assessments and additional amounts owed by us for prior tax periods.

Russia’s federal and local tax collection system increases the likelihood that Russia will impose arbitrary or onerous taxes and penalties in the future, which could materially adversely affect our business in Russia. Uncertainty related to Russian tax laws exposes our Russian business to significant fines and penalties and to enforcement measures despite our best efforts at compliance, and could result in a greater than expected tax burden. Uncertainty relating to Russian transfer pricing rules could lead tax authorities to impose significant additional tax liabilities as a result of transfer pricing adjustments or other similar claims, and could have a material adverse effect on our Russian business and our company.

Risks related to our common stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The sale price for our common stock has varied between a high of $73.31 and a low of $32.86 in the twelve month period ended June 6, 2008. This volatility may affect the price at which you could sell the common stock and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risks related to our business” and in the documents we have incorporated by reference into this prospectus supplement; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In addition, the sale of substantial amounts of our common stock, or the perception that these sales may occur, could adversely impact its price. As of June 6, 2008, we had outstanding 42,600,663 shares of our common stock and options to purchase approximately 1,374,352 shares of our common stock (of which approximately 937,076 were exercisable as of that date). We also had outstanding approximately 45,687 restricted stock units as of June 6, 2008, none of which were exercisable. As a result of our acquisition of Botapol Holding B.V., which we completed on August 17, 2005, Takirra Investment Corporation N.V. as of June 6, 2008 owned a total of 2,537,128 shares of our common stock. Takirra Investment Corporation N.V. has the right to cause us to register resale of the shares of our common stock that it owns or to include its shares in future registration statements filed by us with the SEC. We have filed a registration statement relating to the shares with the SEC. Pursuant to that registration statement, Takirra Investment Corporation N.V. will be able to sell its shares to the public in the United States. If Takirra Investment Corporation N.V. were to sell a large number of its shares in a short period of time, the market price of our common stock could decline. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Delaware law and provisions in our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors to create and issue a new series of preferred stock, our stockholders rights plan and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock. See “Description of capital stock.”

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

Enforcing legal liability against us and our directors and officers might be difficult.

We are organized under the laws of the State of Delaware of the United States. Therefore, investors are able to effect service of process in the United States upon us and may be able to effect service of process upon our directors and executive officers. We are a holding company, however, and substantially all of our operating assets are located in Poland, Hungary and, in connection with our recently completed and planned acquisitions, Russia. Further, most of our directors and executive officers, and those of most of our subsidiaries, are non-residents of the United States, and our assets and the assets of our directors and executive officers are located outside the United States. As a result, you may not be able to enforce against our assets (or those of certain of our directors or executive officers) judgments of United States courts predicated upon the civil liability provisions of United States laws, including federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Poland or Russia.

The following disclosure updates the disclosure contained in “Part I – Item 1. Business “ in the 2007 Form 10-K. The following is taken directly from the Prospectus Supplement.

Business

We are Central and Eastern Europe’s largest integrated spirit beverages business with our primary operations in Poland, Hungary and, as of 2008, Russia. Our business is conducted in three primary areas: production, sales and marketing of our own spirit brands (primarily vodka); importation on an exclusive basis of a wide variety of premium wines, spirits and beers; and distribution of alcoholic beverages.

We have historically conducted our operations in Poland and Hungary. Over the past four months, we have made a concerted effort to enter the Russian spirits market through strategic acquisitions of Copecresto Enterprises, Ltd. in March and of Peulla Enterprises Limited in May. We refer to these transactions as the Parliament acquisition and Whitehall acquisition, respectively. Additionally, we have entered into letters of commitment to acquire part of Russian Alcohol Group in mid-2008. We refer to this transaction as the Russian Alcohol acquisition.

Brands

We are one of the largest producers of vodka in the world, measured by total volume. In Poland, we produced and sold approximately 9.3 million nine-liter cases of vodka in 2007, making us the nation’s largest vodka producer by value and volume. In Russia, our recently acquired Parliament business produced and sold approximately 2.7 million nine-liter cases of Parliament vodka, one of the leading vodkas in the premium segment, in 2007. In addition, we produce and distribute Royal vodka, the number one selling vodka in Hungary. We also export our products to many markets around the world, including the United States, Japan and many Western European nations.

We produce and sell vodka in each of the four main vodka segments: top premium, premium, mainstream and economy. In Poland, our mainstream Absolwent brand has been the number one selling vodka in Poland for the last seven years, based on volume and sales. Bols vodka is the number one selling premium vodka in Poland by value and Soplica, a mainstream brand, has consistently been one of the top 10 selling vodkas in Poland. In Hungary, we also produce the top selling vodka in Hungary, Royal vodka, and the top selling premium vodka, Bols vodka.

In Russia, we currently produce and sell the leading sub-premium vodka brand, Parliament. On May 26, 2008, we announced our agreement to acquire approximately 42% of the common equity of Russian Alcohol Group, which we refer to as Russian Alcohol. Russian Alcohol is the largest vodka producer in Russia with 2007 sales volume in excess of 11.0 million nine-liter cases. Its brand portfolio includes Green Mark, which is the number one selling mainstream vodka brand in Russia, and Zhuravli, a top selling premium vodka brand in Russia behind our Parliament brand.

In addition to our operations in our three primary markets, Poland, Russia and Hungary, we also have distribution agreements in place in a number of key export markets around the world for international distribution of our vodka brands.

Import activities

We are a leading importer of spirits, wine and beer in Poland, Hungary and now in Russia through our recently completed acquisition of the Whitehall Group. We currently import on an exclusive basis many international leading brands of spirits, wine and beer. We generally seek to develop a complete portfolio of premium imported wines and spirits in each of the markets we serve. When combined with our leading domestically produced brands, we can thereby offer our customers a full-range portfolio of premium and mainstream brands.

Recent economic trends in markets such as Poland, with an annual GDP growth rate of approximately 5%-6%, and Russia, with an annual GDP growth rate of approximately 8%-10%, have fueled growth in these markets of premium imported wines and spirits. In Poland, we experienced growth of 41% for Gallo wines including Carlo Rossi, which is now the number one selling wine in Poland by volume. Overall sales value of our import portfolio grew by 46% in 2007 in Poland and Hungary. With the recent acquisition of the Whitehall Group, we believe we are also poised to take advantage of the premiumization trends taking place in Russia.

Distribution

We distribute over 700 brands of alcoholic beverages in Poland, making us the leading direct distributor of alcoholic beverages in Poland by volume and value. Our business in Poland involves the distribution of products that we import on an exclusive basis, products we produce from our two distilleries (Bols and Polmos Bialystok) and the distribution of a wide range of products from local and international drinks companies. We are the largest distributor in Poland for many of these suppliers.

We distribute products throughout Poland directly to approximately 39,000 outlets, including off-trade establishments, such as small and medium-size retail outlets, petrol stations, duty free stores, supermarkets and hypermarkets, and on-trade locations, such as bars, nightclubs, hotels and restaurants, where the products we distribute are consumed. These accounts are serviced by over 670 salespeople in Poland. One of our key objectives is to distribute more of our own products over time and, to that end, we have established an incentive compensation system for our salespeople for both products that we produce and products that we import exclusively into Poland.

Recent developments

On March 13, 2008, we acquired 85% of the share capital of Copecresto Enterprises Ltd., a Cypriot company, for $180.3 million in cash and 2,238,806 shares of our common stock. Copecresto holds various beverage production and distribution assets in Russia, including the Parliament and 999.9 vodka brands. For 2007, the business had net sales, or gross sales less excise and value-added taxes, of approximately $128.0 million. Our estimate of the net sales of the business is unaudited. It is based on our review of unaudited financial and other information provided to us by the sellers in the course of our due diligence.

On May 23, 2008, we closed on our acquisition of securities representing 50% minus one vote of the voting power, and 75% of the economic interests, in Peulla Enterprises Limited, a private limited liability company organized under the laws of Cyprus and the parent company of WHL Holdings Limited, which we refer to as Whitehall. Whitehall, together with its subsidiaries, is a leading importer of premium spirits and wines in Russia. Through its joint venture with Moët Hennessy International, Whitehall imports and distributes in Russia the Hennessy, Dom Pérignon, Moët & Chandon and Veuve Clicquot brands, as well as other brands from the Moët Hennessy portfolio. The aggregate consideration payable by us in connection with the acquisition is $200.0 million, paid in cash at closing, approximately $47.0 million of our common stock, subject to confirmation of net debt at closing, to be issued approximately 45 days after the closing and €16.1 million payable on the first anniversary of the closing. For 2007, Whitehall had net sales of approximately $175.0 million. Our estimate of the net sales of Whitehall is unaudited. It is based on our review of unaudited financial and other information provided to us by the sellers in the course of our due diligence. Following our acquisition, Mark Kauffman, Whitehall’s founder and chief executive officer, will continue to lead and manage Whitehall.

On May 22, 2008, we entered into an Investment Commitment Letter, which was amended and restated on June 18, 2008, and agreed to the forms of other agreements with Lion Capital LLP, which we refer to as Lion, and certain of Lion’s affiliates, in connection with our commitment to make certain debt and equity investments with Lion in a newly formed special purpose vehicle for the purpose of acquiring all of the outstanding equity of Russian Alcohol, the leading vodka producer in Russia. For 2007, Russian Alcohol had sales of approximately $461.0 million. Our estimate of the net sales of Russian Alcohol is unaudited. It is based on our review of unaudited financial and other information provided to us by the sellers in the course of our due diligence. In connection with the transaction, we will pay $181.5 million for approximately 42% of the common equity of Russian Alcohol and subscribe to purchase $103.5 million in subordinated exchangeable loan notes, which will bear interest at a rate of 8.3% per annum and will be exchangeable into equity of Russian Alcohol beginning in 2010. The agreements relating to our equity and debt investments also include put and call options relating to the remaining equity in Russian Alcohol. We intend to account for the Russian Alcohol acquisition using the equity method of accounting. We currently anticipate that the Russian Alcohol acquisition will close by the beginning of the third quarter 2008, subject to the satisfaction of customary closing conditions, including approval by the Federal Antimonopoly Service of the Russian Federation. We discuss the transaction below in “The Russian Alcohol acquisition” beginning on page PS-18.

Industry overview

Poland and Russia are the fourth largest and the largest markets in the world, respectively, for the consumption of vodka by volume, and both markets are in the top 25 markets for total alcohol consumption worldwide.

The total net value of the alcoholic beverages market in Poland was estimated to be approximately $6–$8 billion in 2007. Total sales value of alcoholic beverages at current prices increased by approximately 7-9% from December 2006 to December 2007. The increase was the result of increased sales value of all main groups of alcoholic products, for which we estimate the following growth: beer (by approximately 8%), spirit products (by approximately 10%) and wine (by approximately 15%). Beer and vodka account for approximately 91% of the value of sales of all alcoholic beverages. Domestic vodka consumption dominates the spirits market in Poland with approximately 96% market share.

In Poland in 2007, in terms of value, the top premium segment and imported brands accounted for approximately 5% of the total sales of vodka, while the premium segment accounted for approximately 20% of total sales. The mainstream segment, which is the largest, now represents approximately 40% of total sales. Sales in the economy segment have leveled off such that the economy segment currently represents approximately 35% of total sales, down from an estimated 40% a few years ago.

The total spirits market in Russia was estimated by Euromonitor to be over $20 billion in 2007. Vodka represented 84% of the total Russian spirits market in 2007. It is estimated that the Russian market for vodka in value terms will continue to grow by over 10% per annum from 2007 to 2012, although it is also estimated that total volume in Russia will decline over this same period. We believe this is driven by premiumization by Russian consumers. We believe that brands that are well positioned in the mainstream and premium categories are in a good position for strong growth over the next few years. The Russian vodka market is currently fragmented, with the top five producers having only a 26% market share in 2007 as compared to a 78% market share in Poland.

Competitive strengths

Strong market position in Poland. We are the leading distributor and importer of alcoholic beverages in Poland, distributing spirits, which we produce, and wines, beers and spirits, which we import on an exclusive basis. In Poland, we also distribute a wide range of other imported and locally produced alcoholic beverages. Our portfolio of premium and mainstream brands enables us to benefit from the premiumization trends taking place with Polish consumers. Our portfolio of top selling vodka brands and leading import brands also provides us with bargaining power in our dealings with large retail chains. Additionally, our own distribution infrastructure provides us with the distribution leverage to serve independent retailers, which still represent the majority of spirit sales in Poland, and on-trade locations, such as bars, nightclubs, hotels and restaurants.

Solid platform for further expansion in the Russian spirits market. Through our recent Parliament and Whitehall acquisitions we have a solid sales and distribution platform and portfolio to drive further growth in the growing and consolidating Russian spirits market. The combination of the top selling premium vodka brand, Parliament, and the leading premium imported spirits portfolio of Whitehall, which includes Hennessy, Dom Pérignon, Moet & Chandon, and Veuve Clicquot, provides us with a broad premium spirit portfolio. Upon successful completion of our planned investment in Russian Alcohol, we will become the largest vodka producer in Russia. Additionally, we believe that there are significant sales and cost synergies that can eventually be achieved between Russian Alcohol and Parliament should we acquire 100% of Russian Alcohol in 2010 or later.

Attractive platform for international spirit companies to market and sell products in Poland, Russia and Hungary. Our existing import and distribution platforms and our sales and marketing organizations in Poland, Hungary and Russia, provide us with an opportunity to continue to expand our import portfolio. We believe we are well placed to service the needs of other international spirit companies that wish to sell products in these markets but may not be willing to establish the necessary infrastructure themselves.

Attractive market dynamics. We believe that a combination of factors make Poland and Russia an attractive market for companies involved in the alcoholic beverages industry.

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Russia and Poland rank as the largest and fourth largest markets, respectively, for vodka in the world by volume. As the economies in Poland, Russia and Hungary improve, we expect that consumers will increasingly purchase domestic branded products as well as imported wines and spirits. The market for spirits in both Poland and Russia has shown value growth trends outpacing volume trends, demonstrating the premiumization effect taking place in these markets.

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Changes to the regulatory environment as a result of Poland’s accession to the European Union have benefited the alcoholic beverages industry. On May 1, 2004, Poland joined the European Union, resulting in the removal of customs borders between Poland and the other members of the European Union. As a result, the duty on imported alcohol products from other members of the European Union was eliminated, reducing prices on our imported alcohol products and increasing their sales.

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We believe, based on industry statistics and our own experience, that approximately 70% of vodka sales in Poland are still made through so-called “traditional trade,” which consists primarily of smaller stores, usually owned and operated by independent entrepreneurs, and local supermarkets. We believe we benefit from our existing relationships and regulatory limitations on general advertising to the traditional trade.

Professional and experienced management team. Our management team has significant experience in the alcoholic beverages industry and in Poland, and has increased profitability and implemented effective internal control over financial reporting. Our management team, led by William Carey, has executed and integrated over 20 acquisitions within Poland, Russia and Hungary since 1998.

Growth strategies

Our growth strategy is focused on three primary pillars: expanding sales of higher margin products in our existing markets, targeting opportunities outside of Poland and continuing our focus on cost reduction.

Expand sales of higher margin products in our existing markets. Within Poland, Hungary and Russia, we look to continue to leverage the strength of our extensive sales and distribution networks to focus on the growth of our higher margin, owned and exclusive import brands. As these economies continue to grow, we believe consumers will continue to trade up to more premium domestic and imported brands. Our main focus, both in our own brands and in our exclusive import brands, has been in the mainstream and premium sectors, and so we believe we are well poised to capture sales growth from premiumization in these markets. Complementing this strategy will be our periodic efforts to restyle our existing brands, as we did in 2006 with Soplica and in 2007 with Zubrówka, to create more modern and attractive packaging consistent with the more premium demands of our consumers.

We will also look to continue to find new export opportunities for our vodka brands, in particular the Zubrówka brand. In 2007, we completed an extensive program to develop a new package and program for the Zubrówka export bottle. This has now been launched in a number of new countries, including the United States and United Kingdom.

Target opportunities in Russia. We intend to focus on growth opportunities outside of Poland within Central and Eastern Europe. That strategy was launched in 2008 with the Parliament and Whitehall acquisitions and is expected to continue with our planned Russian Alcohol acquisition. In particular, we view Russia as a dynamic opportunity for the following reasons:

•	premiumization

•	high GDP growth

•	fragmented market with opportunity to consolidate

•	future reduction of grey-zone markets

•	advertising restrictions benefit strong brands

•	significant barriers to entry

Our strategy is to play a key role in the consolidation of the Russian vodka market, utilizing our current business, Parliament, as well as potential acquisition of other leading mainstream and premium vodka producers and brands, including Russian Alcohol. We believe that spirits consumers will continue to move to better branded products in the mainstream and premium sector. In addition to capturing this growth through our own vodka brands, we plan also to focus on the growth of premium imported wines and spirits. We recently completed our investment in the Whitehall Group, which we believe provides us with a strong platform to capture this growth of imported wines and spirits.

Continue to focus on cost reduction. We will continue to focus on cost saving measures through consolidation of branches, leveraging our scale to obtain favorable pricing and discounts, and investment projects. In 2007, we completed the construction of two rectification plants in Poland, which is the first step in providing more effective control over our supply of spirit, one of our key raw material components. We will continue to look at opportunities to reduce and stabilize spirit prices in our business as well as to create other synergies that will result in further cost savings.

Our corporate information

We were incorporated under the laws of the State of Delaware on September 4, 1997. Our registered office is c/o Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808, USA. Our principal executive office is Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, USA, and our telephone number is +1 (610) 660-7817.

The following disclosure updates the disclosure contained in Item 8.01 in the Company’s Current Report on Form 8-K, filed with the SEC on May 29, 2008. The following is taken directly from the Prospectus Supplement.

On May 22, 2008, we entered into an Investment Commitment Letter and agreed to the forms of certain other agreements with Lion Capital LLP and certain of Lion’s affiliates, which we refer to collectively as Lion, in connection with our commitment to make certain debt and equity investments with Lion in a newly-formed special purpose vehicle for the purpose of acquiring all of the outstanding equity of Russian Alcohol. On June 18, 2008, we amended and restated the Investment Commitment Letter and agreed to revised forms of other agreements with Lion relating to the transactions.

In connection with these transactions, we have agreed to (1) pay $181.5 million for approximately 47.5% of the common equity of a newly formed Cayman Islands company, which we refer to as Cayco, which is to indirectly acquire all of the outstanding equity of Russian Alcohol, and (2) subscribe to purchase $103.5 million in subordinated exchangeable loan notes, which we refer to as the notes, to be issued by a subsidiary of Cayco and exchangeable into equity of Cayco. Lion and affiliates of Goldman, Sachs & Co. will own the remaining common equity of Cayco, and certain of the current owners and management of Russian Alcohol will make a minority equity investment in a subsidiary of Cayco. Upon completion of these transactions, our effective, indirect equity stake in Russian Alcohol will be approximately 42%. Lion will have a continuing interest in the equity returns on our equity investment.

The Investment Commitment Letter gives us certain approval rights over the terms of any financing for the acquisition of Russian Alcohol or the refinancing of Russian Alcohol’s debt that may be entered into by Lion.

In connection with our investments, and in furtherance of the acquisition of Russian Alcohol, on May 22, 2008, we also entered into a Funding Commitment Letter with Pasalba Limited, a company incorporated under the laws of the Republic of Cyprus and an affiliate of Lion that will undertake the acquisition of Russian Alcohol. Pasalba is an indirect subsidiary of Cayco.

We have also agreed to enter into a Shareholders’ Agreement with certain affiliates of Lion and with Cayco, to establish the parties’ rights, duties and obligations with respect to their equity investments in Cayco. An indirect subsidiary of Cayco, which we refer to as Lion Lux, will issue the notes to us pursuant to an Instrument by way of Deed, which we refer to as the exchangeable notes instrument, to be made by Cayco, Lion Lux and an 88.4%-owned direct subsidiary of Cayco, which we refer to as Cayco Sub, that is the indirect parent of Lion Lux.

Shareholders’ agreement

The Shareholders’ Agreement will establish our and the other parties’ rights and obligations with respect to their equity investments in Cayco, as well as the rights and obligations of Cayco, and establish certain principles for the management of Cayco. Cayco will have a board of directors of five directors, one of whom may be appointed by us for so long as we own not less than 10% of the outstanding capital stock of Cayco. We also will have the right to send a representative to attend and speak, but not vote, at meetings of Cayco’s board of directors. Additionally, we have certain approval rights in relation to (i) certain acquisitions by Cayco and its subsidiaries with a value in excess of $50.0 million and (ii) certain disposals of intellectual property assets by Cayco and its subsidiaries which constitute (a) the Green Mark, Zhuravli or Marusya brands or (b) the long drinks business of Russian Alcohol.

Until the expiration of the call option (as described below), Lion is required to retain control over at least 51% of the equity of Cayco, and Cayco is required to own at least 51% of Cayco Sub, unless we agree that they may reduce their respective ownership levels. Generally, a shareholder of Cayco will be permitted to transfer its shares only (1) in connection with the sale of all or substantially all of the equity of Cayco or the business or assets of Cayco and its subsidiaries, (2) in accordance with the rights of first refusal (as described below), or (3) in the case of an affiliate of Lion, at any time, subject to the drag-along right and tag-along right (each as described below). In the event that a Cayco stockholder other than an affiliate of Lion wishes to transfer any shares of Cayco stock, which we refer to as a proposed transfer, such stockholder will grant Cayco and Lion a right of first refusal to purchase some or all of the shares to be transferred at the same price and on the same terms as the proposed transfer. We refer to this right of first refusal as the “Lion right.” In the event that Lion and its affiliates that are stockholders of Cayco wishes to sell (1) all or substantially all of the assets of Cayco and its subsidiaries, (2) all or substantially all of Cayco’s interest in Cayco Sub, or (3) the interest held by such Lion affiliates in Cayco, then such Lion affiliates will first engage with us to ascertain whether an agreement can be reached for the sale to us of such assets or interests. We refer to such obligation, together with the Lion right, as the rights of first refusal. However, if no such agreement is reached Lion will be allowed to sell such assets or interests to a third party prior to the expiration of the call option only to the extent that after such sale Lion retains control over Cayco. Furthermore, in the event that any affiliate of Lion wishes to transfer shares of Cayco stock that carry 10% or more of the voting rights in Cayco, we will have the right to participate in such transfer on a pro rata basis, which we refer to as the tag-along right, and such Lion affiliates will have the right to require each other Cayco stockholder, including us in certain circumstances, to participate in such transfer on a pro rata basis, which we refer to as the drag-along right.

We will have the right to acquire all, but not some, of the outstanding capital stock of Cayco Sub held by Cayco, which we refer to as the call option, which would allow us to acquire indirect control over Russian Alcohol. The call option will be exercisable during two 45-day periods, the first commencing on the later of (1) the date that the audited 2009 Operating Group accounts are approved by Cayco Sub and (2) the date on which all earnout payments that are payable in connection with the acquisition of Russian Alcohol have been paid (the “2010 Period”), and the second commencing on the date that the audited 2010 Operating Group accounts are approved by Cayco Sub (the “2011 Period”). The call option may be extended after the end of the 2011 Period in a limited circumstance to a period commencing on the date that the audited 2011 Operating Group accounts are approved by Cayco Sub (the “2012 Period”). If we exercise the call option, Cayco will be obligated to exercise its drag-along rights under the shareholders agreement governing Cayco Sub to cause the transfer to us, on the same terms, the remaining capital stock of Cayco Sub not held by Cayco.

The price at which we may exercise the call option, or the call option price, will be equal to Pasalba’s and its subsidiaries’ adjusted equity value for the relevant period, determined based on EBITDA multiplied by the product of (a) Cayco’s ownership percentage in Cayco Sub and (b)(i) 14.05, if the call option is exercised during the 2010 Period, (ii) 13.14, if the call option is exercised during the 2011 Period, or (iii) 12.80, if the call option is exercised during the 2012 Period, less debt plus certain adjustments for cash and working capital, subject to a floor price equal to (1) the total amount invested by Lion and its affiliates in Cayco, multiplied by (a) 2.20, if the call option is exercised during the 2010 Period, or (b) 2.05, if the call option is exercised during the 2011 Period or the 2012 Period, subject to adjustment of such multiples for equity invested by Lion and its affiliates after the closing of the acquisition, in either case minus any dividends or other distributions actually received by Lion and its affiliates, which we refer to as the floor amount.

Cayco will have the right to require us to purchase all, but not some, of the capital stock of Cayco Sub held by Cayco, which we refer to as the put option. The put option will be exercisable during the 2010 Period and the 2011 Period and will expire one day after the end of the 2011 Period, and will be extended if the call option is extended to the 2012 Period. The price at which we must purchase such capital stock, or the put option price, will be equal to Pasalba’s and its subsidiaries’ adjusted equity value for the relevant period, determined based on EBITDA multiplied by the product of (a) Cayco’s ownership percentage in Cayco Sub and (b)(i) 14.05, if the put option is exercised during the 2010 Period, (ii) 13.14, if the put option is exercised during the 2011 Period, or (iii) 12.80, if the put option is exercised during the 2012 Period , less debt plus certain adjustments for cash and working capital. The put option may not be exercised unless the minimum adjusted EBITDA exceeds a certain agreed value in each period.

If anti-trust approval is required in respect of the completion of a call option or put option transfer of shares, the transaction will not be consummated until such approval has been obtained. If such approval is not received within 120 days from the relevant option exercise date, the option exercise may lapse in relation to that exercise period. We may be required to make changes to our business in Russia to satisfy anti-trust requirements in order to complete a call option or put option transfer of shares.

Following the expiration of the call option, both we and Lion will be permitted to cause Cayco Sub to conduct an initial public offering. Cayco’s stockholders will be permitted to participate in any such initial public offering on a pro rata basis.

Exchangeable note instrument

The notes will rank pari passu with the other unsecured obligations of Lion Lux, will represent a direct and unsecured obligation of Lion Lux and will be structurally subordinated to indebtedness of subsidiaries of Lion Lux, including Pasalba. The notes will have a principal amount of $103,500,000 and will accrue interest at a rate of 8.3% per annum, which interest may, at Lion Lux’s option, be paid in kind with additional notes.

Lion Lux will be required to redeem the notes at their principal amount, together with any accrued but unpaid interest, on the date that is ten years and six months after the closing of the acquisition, which we refer to as the maturity date. Upon a change in control of Cayco or Cayco Sub that occurs when no exchange right (as defined below) has been exercised, we will be permitted to request that Lion Lux redeem any notes in respect of which such exchange right has not been exercised, at their principal amount plus accrued and unpaid interest thereon. Furthermore, Lion Lux will be permitted to redeem any note at any time after the expiration of our call option rights under the Shareholders’ Agreement, subject to the exchange right.

Each holder of notes will have the right to require Cayco to purchase its notes in exchange for the issue by Cayco of additional shares of Cayco stock, which we refer to as the exchange right. Holders of notes will be permitted to exercise the exchange right only one time during each of the 2010 Period, the 2011 Period or the 2012 Period; provided, that in the event the call option or put option is exercised during any such period, holders will be required to exercise the exchange right within 10 business days after notice of the exercise of the call option or put option. The exchange right may also be exercised in the event of an initial public offering. The exchange right will expire one day after the end of the 2012 Period.

The number of additional shares of Cayco stock that will be issued in connection with any exercise of an exchange right will be calculated as a function of, among other things, the number of shares of Cayco stock then outstanding, the number of shares of Cayco Sub stock then outstanding, the number of shares of Cayco Sub stock then held by Cayco, the principal and accrued interest of the notes pursuant to which the exchange right was exercised, and the equity value of Pasalba and its subsidiaries based on (1) if the exchange right is exercised during the 2010 Period, Pasalba’s and its subsidiaries’ 2009 EBITDA multiplied by 13.0, (2) if the exchange right is exercised during the 2011 Period, Pasalba’s and its subsidiaries’ 2010 EBITDA multiplied by 12.5, or (3) if the exchange right is exercised during the 2012 Period, Pasalba’s and its subsidiaries’ 2011 EBITDA multiplied by 12.0 and, in each such case, subject to further adjustment for debt, cash and working capital. The maximum percentage which such newly issued Cayco shares will represent in the share capital of Cayco, on a look-through basis, following their issue will be equal to that percentage of Cayco shares (being approximately 19%, 21% and 23% in respect of the 2010 Period, 2011 Period and 2012 Period, respectively), referred to as the notional shares, which the notional shares would represent on the date of exchange if the relevant holder had not subscribed for the note but had instead subscribed for the notional shares on the date of the exchangeable note instrument.

Lion Lux is prohibited from paying dividends or making other distributions to its shareholders without the consent of the holders of notes representing two thirds in nominal value of the notes outstanding, other than in connection with repayment of loan notes issued by the parent of Lion Lux to the sellers of Russian Alcohol. In addition, the holders of notes representing two thirds in nominal value of the notes outstanding have certain approval rights relating to certain matters, including, but not limited to, (i) the incurring of any indebtedness by Lion Lux which is either senior to the notes or secured, and (ii) any acquisition by Cayco or any subsidiary of Cayco with consideration payable in excess of $50 million.

Holders of notes will be permitted to transfer notes to any person, subject to certain exceptions and a right of first refusal which will be granted to an affiliate of Lion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Christopher Biedermann
Christopher Biedermann
Vice President and Chief Financial Officer

Date: June 18, 2008